Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
among
BLACKBERRY HOLDING CORPORATION
(“Parent”)
BLACKBERRY MERGER CORPORATION
(“Purchaser”)
and
COVAD COMMUNICATIONS GROUP, INC.
(the “Company”)
Dated as of October 28, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated October 28, 2007 (the “Agreement Date”), is hereby entered into among Blackberry Holding Corporation, a Delaware corporation (“Parent”), Blackberry Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Covad Communications Group, Inc., a Delaware corporation (the “Company”).
          WHEREAS, the Boards of Directors of the Parent, Purchaser and the Company (including an independent special committee of the Board of Directors of the Company (the “Special Committee”)) have determined that it is advisable and in the best interests of the stockholders of their respective companies that Purchaser merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to survive the Merger and to become a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared advisable the Merger, this Agreement and the other transactions contemplated by this Agreement.
          WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Platinum Equity, LLC, an affiliate of Parent, shall enter into that certain Management Services Agreement (the “Management Services Agreement”).
          WHEREAS, Parent, Purchaser and the Company desire to (i) make certain representations and warranties in connection with the Merger, (ii) make certain covenants and agreements in connection with the Merger, and (iii) prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
ARTICLE I
THE MERGER
          Section 1.1 The Merger
          (a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in Section 259 of the DGCL.

          (b) At the Effective Time, the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that that name of the corporation set forth in such certificate of incorporation shall be amended by virtue of the Merger to be “Covad Communications Group, Inc.”. At the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that that name of the corporation set forth in such bylaws shall be amended by virtue of the Merger to be “Covad Communications Group, Inc.”
          Section 1.2 Effective Time
          Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”
          Section 1.3 Closing
          The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on a date to be specified by the parties, such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), unless another date is agreed to in writing by the parties hereto.
          Section 1.4 Directors and Officers of the Surviving Corporation
          The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, continue to be the officers of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
          Section 1.5 Subsequent Actions
          If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
          Section 1.6 Stockholders’ Meeting
          (a) Subject to any termination of this Agreement pursuant to Article VIII, as promptly as practicable following the Agreement Date, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. Subject to Section 5.3(c), the Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL. The Company and Parent shall use their reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and the Company, after consultation with Purchaser, shall respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent and its counsel with copies of any written comments, and shall use reasonable efforts to inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law and, the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.6(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the SEC (or its staff).
          (b) Subject to any termination of this Agreement pursuant to Article VIII, the Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable law:
               (i) (A) as promptly as practicable following the Agreement Date duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the sole purpose of obtaining the approval by the stockholders of the Company of the adoption of this Agreement in accordance with the DGCL (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as practicable following the Agreement Date, convene and hold the Special Meeting;
               (ii) cause the definitive Proxy Statement to be mailed to its stockholders; and
               (iii) use its commercially reasonable efforts to secure any approval of stockholders of the Company that is required by the DGCL to effect the Merger (it being understood and agreed that a Company Change in Recommendation in accordance with Section 5.3 shall not be a violation of this Section 1.7(b)).
ARTICLE II
CONVERSION OF SECURITIES
          Section 2.1 Conversion of Capital Stock
          At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of the Purchaser:
          (a) Purchaser Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of the Purchaser (“Purchaser Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company and any Shares owned by Parent, Purchaser or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive $1.02, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.
          (d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

          Section 2.2 Surrender of Certificates
          (a) Paying Agent. Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”). Parent or Purchaser shall deposit, or cause to be deposited, funds with the Paying Agent on the next Business Day following the Effective Time in the amount necessary to enable the Paying Agent to make payments of the Merger Consideration pursuant to Section 2.2(b). Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.
          (b) Procedures for Surrender. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as mutually agreed by the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share shall be entitled to receive promptly in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and for each Book-Entry Share and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Merger Consideration for Shares.
          (c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
          Section 2.3 Dissenting Shares
          (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the aggregate Merger Consideration for such Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment for any Dissenting Shares prior to the Effective Time.
          (b) The Company shall give notice to Purchaser of any demands received by the Company from any stockholder of the Company in connection with the exercise of dissenter’s rights by such stockholder, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands.

          Section 2.4 Treatment of Options and other Equity Awards
          (a) The Company shall take all actions necessary pursuant to the terms of the applicable Company Stock Plans and applicable agreements thereunder or otherwise to cause each option to purchase shares of Common Stock issued by the Company and outstanding at the Effective Time, whether or not vested or exercisable (“Company Options”), to become fully vested and exercisable as of immediately prior to the Effective Time and to be automatically cancelled at the Effective Time and the holder of each such Company Option will be entitled to receive from the Company as of the Effective Time, cash, without interest, equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option, multiplied by (b) the number of shares of Common Stock that then remains unissued and subject to such Company Option (the aggregate amount of such cash, the “Option Consideration”).
          (b) Not later than immediately prior to the Effective Time, the Company shall take all such actions pursuant to the terms of the applicable Company Stock Plans and applicable agreements thereunder or otherwise as may be required to cause each restricted stock award and other equity award (excepting Company Options) granted under the Company Stock Plans (taking into account, if applicable, any applicable provisions of any Company Stock Plan) and outstanding immediately before the Effective Time to fully vest as of the Effective Time and such equity award shall be canceled and be converted into the right to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock under Section 2.1(c).
          (c) Any payments made pursuant to Section 2.4(a) or Section 2.4(b) shall be net of all applicable withholding taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from the relevant Option Consideration or Merger Consideration under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Options or Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.
          Section 2.5 Treatment of Employee Stock Purchase Plan
          The Company shall take all actions necessary pursuant to the terms of the Company’s Employee Stock Purchase Plan (the “ESPP”) to terminate the ESPP as of December 31, 2007.

ARTICLE III
REPRESENTATIONS AND
WARRANTIES OF THE COMPANY
     Except as set forth in the Company’s disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and constitutes an exception thereto and disclosure made pursuant to any section thereof shall be deemed to be disclosed in each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made.
     Section 3.1 Organization
     (a) The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, lease and operate its properties and to conduct its business as now being conducted, except, as to Company Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.
     (b) The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.
     (c) The Company has made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of any amendments to the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company not filed as of the date hereof with the SEC. (The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, as amended through the date hereof are referred herein as the “Company Governing Documents”). The Company is in compliance with the terms of the Company Governing Documents.
     (d) Section 3.1(d) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Company Subsidiary. All outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been duly authorized, validly issued and, in the case of shares of capital stock, are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens, other than Permitted Liens. Other than the Company Subsidiaries, the Company does not directly or indirectly beneficially own any Equity Interests in any other Person except for non controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to the Company and the Company Subsidiaries as a whole. The Company has made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of the charter and bylaws or similar organizational or governing documents of each Company Subsidiary, and all amendments thereto, as currently in effect (collectively, the “Subsidiary Governing Documents”). Each Company Subsidiary is in compliance with the terms of its Subsidiary Governing Documents.
     Section 3.2 Capitalization
     (a) The authorized capital stock of the Company consists of (i) 600,000,000 shares of Common Stock, of which 10,000,000 shares have been designated as Class B Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of October 23, 2007, (A) 300,829,611 shares of Common Stock were issued and outstanding, (B) no shares of Class B Common Stock or Preferred Stock were issued and outstanding, (C) 2,814,007 shares of Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (D) 29,836,893 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans of which 22,931,467 shares of Common Stock were subject to issuance pursuant to the exercise of outstanding Company Options, and (E) 4,799,041 shares of Common Stock were reserved for issuance pursuant to the ESPP. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Company Options described in the first sentence of Section 3.2(b) and Shares issuable under the ESPP or shares of Class B Common Stock issuable pursuant to the Rights Agreement, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (y) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary. All of the outstanding shares of Common Stock and all Company Options were issued in compliance in all material respects with all applicable federal and state securities laws and in compliance in all material respects with any preemptive rights of any other stockholders. No Company Subsidiary owns any Shares.
     (b) As of October 23, 2007, the Company had outstanding Company Options to purchase 22,931,467 shares of Common Stock and no shares of restricted stock were outstanding and granted under Company Stock Plans. Section 3.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Options and other forms of stock awards outstanding under the Company Stock Plans as of October 23, 2007 and the date of their grant and the portion of which is vested as of October 23, 2007 and if applicable, the exercise price therefor.
     (c) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other equity interest of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its outstanding shares of capital stock that are in effect.
     (d) The Company Board of Directors has taken all necessary action to render the Rights (as defined in the Rights Agreement) inapplicable to this Agreement and the Merger and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the Rights becoming exercisable by the holders thereof.
     Section 3.3 Authorization; Validity of Agreement; Company Action
     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger by the Company, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation of the Merger by the Company subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the stockholders of the Company and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. Assuming that the representations of Parent and Purchaser contained in Section 4.6 are accurate, the affirmative vote of the holders of a majority of all of the Shares entitled to vote on the adoption of the Agreement is the only stockholder vote required to approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 3.4 Board Approval
     The Special Committee has adopted this Agreement and determined that this Agreement and the terms and conditions of the Merger are fair to, and in the best interests of, the stockholders of the Company. The Company Board of Directors, upon the recommendation of the Special Committee, has (i) adopted this Agreement, (ii) determined that this Agreement and the terms and conditions of the Merger are fair to, and in the best interests of, the Company and the stockholders of the Company, (iii) directed that the approval of adoption of this Agreement be submitted to the stockholders of the Company for consideration, and (iv) determined to recommend that the stockholders of the Company adopt this Agreement.
     Section 3.5 Consents and Approvals; No Violations
     None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger will (i) conflict with or result in any breach of any provision of the Company Governing Documents or any Subsidiary Governing Documents, (ii) require any filing by the Company or any Company Subsidiary with, or the permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign, federal, state, local or supernational entity (a “Governmental Entity”) (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the filings and the receipt, termination or expiration, as applicable of such other approvals, permits or waiting periods required under any other applicable antitrust, competition, merger control or similar law, (D) filings as may be required with, and/or permits, authorizations, consents and approvals as may be required from, the Federal Communications Commission, and any state utility commission or similar state Governmental Entity, or (E) the filing with the SEC of (1) a Proxy Statement, and (2) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Merger), (iii) by its terms result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration), or result in the creation of any Liens on any material property or asset of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of any Company Material Agreement, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective material properties or assets; except in the case of clauses (ii) or (iii) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches, defaults, impairments, alterations or rights, would not have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.6 Company SEC Documents and Financial Statements
     (a) The Company has filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2006, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents (collectively, the “Financial Statements”), (A) have been (or, with respect to SEC Reports filed after the date of this Agreement and prior to the Effective Time, will be) prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments as may be permitted by the SEC on Form 10-Q, 8-K or any successor or like form under the Exchange Act) and (B) fairly present in all material respects (or, with respect to SEC Reports filed after the date of this Agreement and prior to the Effective Time, will fairly present in all material respects) the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.
     (b) Without limiting the generality of Section 3.6(a), (i) PricewaterhouseCoopers LLP has not resigned or been dismissed as the independent public accounting firm of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.
     Section 3.7 Internal Controls; Sarbanes-Oxley Act
     (a) The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses of which the Company has knowledge in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act, and the applicable listing and corporate governance rules and regulations of the American Stock Exchange (“AMEX”). As of the date hereof, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting, and the Company is not aware of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (b) Except as may be disclosed in the Company SEC documents filed prior to the date hereof, since January 1, 2006, neither the Company nor any of the Company Subsidiaries nor, to the Company’s knowledge, any director, officer, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2006, no current or former attorney representing the Company or any of the Company Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Company Board or any committee thereof or to any current director or executive officer of the Company.
     (c) To the Company’s knowledge, no employee of the Company or any of the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
     Section 3.8 Absence of Certain Changes
     (a) Except as contemplated by this Agreement or disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 2006, each of the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business consistent with past practice in all material respects.
     (b) Since June 30, 2007 (the “Balance Sheet Date”), (i) no fact(s), change(s), event(s), development(s) or circumstances have occurred, arisen, come into existence or become known that would have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no action has been taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of the following subsections of Section 5.1: (b), (c), (f), (g), (h), (l), (o), (q), (r), (s) or (t).
     Section 3.9 No Undisclosed Liabilities
     Except (a) as reflected or otherwise reserved against on the Financial Statements as of the Balance Sheet Date, (b) for liabilities and obligations incurred in the ordinary course of business following the Balance Sheet Date, (c) for liabilities and obligations incurred under this Agreement or in connection with the Merger and the other transactions contemplated by this Agreement, and (d) for liabilities and obligations incurred under any Company Contract to which the Company or any Company Subsidiary is a party other than liabilities or obligations due to breaches thereunder, neither the Company nor any Company Subsidiary has any outstanding liabilities or obligations of any nature, whether or not accrued or contingent, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.10 Litigation
     As of the date hereof, except as may be disclosed in the Company SEC Documents filed prior to the date hereof, there is no claim, action, suit, arbitration, investigation of a Governmental Entity, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity (collectively, a “Legal Proceeding”), pending against (or, to the Company’s knowledge, threatened against or naming as a party thereto), the Company, any Company Subsidiary, any of their respective assets or, to the Company’s knowledge, any executive officer or director of the Company or any Company Subsidiary (in their capacity as such) that (i) would have, individually or in the aggregate, a Company Material Adverse Effect, (ii) has resulted in or is reasonably likely to result in an injunction or award of material damages against the Company, or (iii) involves an amount in controversy in excess of $500,000. None of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which would have, individually or in the aggregate, a Company Material Adverse Effect or which could be reasonably expected to prevent or materially delay the consummation of the Merger.
     Section 3.11 Employee Benefit Plans; ERISA
     (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements and all Company Compensation Arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise), in each case, for or to (i) any current or former employees, directors or officers of the Company or any Company Subsidiary located primarily in the United States and/or their dependents (collectively, the “Benefit Plans”), or (ii) any current or former employees, directors or officers of the Company or any Company Subsidiary not located primarily in the United States and/or their dependents (collectively, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, shall mean a “scheme” or other employee benefit program or arrangement in accordance with specific country usage.
     (b) All Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been represented to the Company by the third-party provider of such Benefit Plans as being substantially identical to a prototype or other standardized form of plan that has been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan under Code Section 401(a). Each Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (i) the provisions of ERISA, (ii) all provisions of the Code, (iii) all other applicable laws, and (iv) its terms and the terms of any collective bargaining or collective labor agreements. Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity questioning or challenging such compliance. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than routine claims for benefits which are payable in the ordinary course. There has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. No litigation has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation is threatened. There are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan. To the knowledge of the Company, there are not any facts that could give rise to any liability in the event of any governmental audit or investigation.
     (c) Neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable law); and (iii) sponsors a Foreign Plan that is a defined benefit pension plan intended to be registered or approved by any Governmental Entity.
     (d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
     (e) There are no ongoing governmental audits or investigations or, to the knowledge of the Company, pending in connection with any Foreign Plan. No provision of a Foreign Plan prevents the Company or a Company Subsidiary from terminating or amending any Foreign Plan at any time for any reason subject to applicable law.

     (f) All material reports, returns and similar documents with respect to all Benefit Plans or Foreign Plans required to be filed by the Company or any Company Subsidiary with any Governmental Entity or distributed to any Benefit Plan or Foreign Plan participant have been duly and timely filed or distributed or time remains in which to do so.
     (g) Section 3.11(g) of the Company Disclosure Schedule discloses each Benefit Plan that is an employee welfare benefit plan which is (i) unfunded or self-insured or (ii) funded through a “welfare benefit fund”, as such term is defined in Code Section 419(e) or other funding mechanism. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time. Each of the Company and the Company Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any Company Subsidiary has any material obligations for retiree health or life insurance benefits under any Benefit Plan (other than for continuation coverage under Section 4980B(f) of the Code).
     (h) Except as may be required by applicable law, or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any plan or commitment to create any additional Benefit Plans or Foreign Plans, or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company or any Company Subsidiary.
     (i) Section 3.11(i) of the Company Disclosure Schedule discloses: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current employee under any Benefit Plan or Foreign Plan; (ii) any increase in any material respect of any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii) any acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; or (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan, in each of the foregoing clauses (i)-(iv) if caused or triggered by the execution and delivery of this Agreement or the consummation of the Merger or upon a termination of employment following the consummation of the Merger.
     (j) Correct and complete copies have been made available to Parent by the Company of all material Benefit Plans and Foreign Plans (including all amendments and attachments thereto); written summaries of any material Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans (where required); the most recent determination of qualification from the Internal Revenue Service (where qualification is required under Code section 401(a)); all material written agreements and contracts relating to each Benefit Plan and Foreign Plan, including administrative service agreements and group insurance contracts; and the most recent summary plan descriptions for the Benefit Plans (where required) and in respect of Benefit Plans and

Foreign Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (where required, including draft valuations).
     (k) Neither the Company nor any Subsidiary has entered into any contract, agreement, arrangement or understanding with any officer or director of the Company or any Company Subsidiary in connection with or in contemplation of the Merger, except as contemplated by this Agreement.
     (l) Except as disclosed on Section 3.11(l) of the Company Disclosure Schedule, to the knowledge of the Company, none of the Benefit Plans provides for a deferral of compensation that will be subject to the taxes imposed by Section 409A of the Code due to the consummation of the Merger.
     (m) All Company Options have been appropriately authorized by the Company Board of Directors or the compensation committee thereof (the “Compensation Committee”) or the management compensation committee. To the knowledge of the Company, each Company Option granted to an employee in the United States has an exercise price that is not less than the fair market value of the Company’s Common Stock on the date such Company Option was granted. The Company Board of Directors, at a meeting duly called and held, has determined that each of the members of the Compensation Committee are, and the Company represents and warrants that each of the members of the Compensation Committee are and at the Effective Time will be, “independent directors” as defined in Section 121 of the AMEX Company Guide and eligible to serve on the Compensation Committee under the Exchange Act and all applicable sections of the AMEX Company Guide.
     Section 3.12 Taxes
     (a) The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entities all material Tax Returns required to be filed by them. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any of the Company and each Company Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been paid, or have been reserved for in accordance with GAAP on the Financial Statements. None of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Tax authority or other Governmental Entity in a jurisdiction where any of the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
     (b) To the knowledge of the Company, no deficiencies for material Taxes with respect to any of the Company and the Company Subsidiaries have been claimed, proposed or assessed in writing by any Tax authority or other Governmental Entity. There are no pending or, to the Company’s knowledge, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of any of the Company or any of the Company Subsidiaries. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns and other material Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended

December 31, 2004 and December 31, 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since January 1, 2005, with respect to Taxes of any type. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes that is currently effective or agreed to any extension of time with respect to a material Tax assessment or deficiency that is currently effective, nor has any request been made in writing for any such extension or waiver that is currently outstanding.
     (c) There are no Liens for Taxes upon the assets of any of the Company and the Company Subsidiaries (other than with respect to Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements).
     (d) None of the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     (e) The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
     (f) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any other Person (other than the Company and any of the Company Subsidiaries) under Treasury Regulation Section 1.1502—6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise. None of the Company or any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).
     (g) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries that is currently effective.
     (h) Neither the Company nor any of the Company Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.
     (i) Neither the Company nor any of the Company Subsidiaries has agreed, or is required, to make any adjustment under Section 481(a) of the Code for any period after the Closing Date by reason of a change in accounting method or otherwise.
     Section 3.13 Contracts
     (a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, there is no Company Contract that is in effect as of the date of this Agreement and which, as of the date hereof:

          (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC),
          (ii) involves annual expenditures that are anticipated to exceed $2,000,000 in fiscal year 2007 or any fiscal year thereafter,
          (iii) contains “take or pay” provisions that obligate the Company or any Company Subsidiary to make minimum periodic payments or payment commitments to the Company’s or any Company Subsidiary’s carrier service providers for telecommunications bandwidth,
          (iv) that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or which restricts the conduct of any line of business by the Company or any Company Subsidiary, or any geographic area in which the Company or any Company Subsidiary conducts business,
          (v) contains any (A) term under which the Company or any Company Subsidiary licenses Intellectual Property or Intellectual Property Rights from a third party (other than Ordinary Course Inbound Licenses), or (B) term under which the Company or any Company Subsidiary licenses Intellectual Property or Intellectual Property Rights to any third party (other than Ordinary Course Outbound Licenses),
          (vi) that is a partnership, joint venture or similar arrangement, unless immaterial to the Company and the Company Subsidiaries;
          (vii) pursuant to which any indebtedness of the Company or any Company Subsidiary in an aggregate principal amount in excess of $10,000,000 is outstanding or may be incurred, other than any Contract between or among the Company and/or wholly-owned Company Subsidiaries;
          (viii) relating to a guarantee by the Company or any Company Subsidiary of indebtedness of any third party in excess of $1,000,000;
          (ix) relating to any pending acquisition or disposition by the Company or any of the Company Subsidiaries of any material properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business; or
          (x) which would prohibit or materially delay the consummation of the Merger.
Each Company Contract of the type described above in Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Agreement.” Each Company Material Agreement is binding on the Company and/or each Company Subsidiary that is a party thereto, as applicable, and, to the Company’s knowledge, each other party thereto, and is in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought). The Company and/or a Company Subsidiary, as applicable, has performed all obligations required to be performed by it under each Company Material Agreement and, to the Company’s knowledge, each other party to each Company Material Agreement has performed all obligations required to be performed by it under such Company Material Agreement, except, in each such case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any Company Subsidiary has knowledge of, or has received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Agreement except for violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding the foregoing, the representations in this Section 3.13 shall not be applicable to the Company Contracts with ILECs which shall be solely governed by the representations contained in Section 3.25 hereof and such Company Contracts shall not be considered Company Material Contracts for purposes of this Agreement.
     (b) The Company has delivered to Parent or made available to Parent prior to the execution of this Agreement, true and complete copies of those Company Material Agreements that are not filed as exhibits to the Company SEC Documents.
     Section 3.14 Title to Properties; Encumbrances
     The Company and each of the Company Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, in each case subject to no Liens, except for (a) Liens reflected in the Financial Statements as of the Balance Sheet Date, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Company Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the Financial Statements as of the Balance Sheet Date, (d) Liens of landlords and carriers, warehousemen, mechanics and materialmen and other similar Liens arising in the ordinary course of business, (e) statutory Liens claimed or held by any Governmental Entity that are related to obligations that are not due or delinquent, and (f) other immaterial Liens (the foregoing Liens (a)-(f), “Permitted Liens”). The Company and each of the Company Subsidiaries is in compliance in all material respects with the terms of all material leases of tangible properties to which they are a party. All such material leases are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases. Section 3.14 of the Company Disclosure Schedule sets forth a list of all real property leases in effect as of the date of this Agreement to which the Company or any Company Subsidiary is a party providing for an annual aggregate rent of $100,000 or more, the name of the lessor, the date of the lease and each amendment thereto. Neither the Company nor any of the Company Subsidiaries owns any real property.

     Section 3.15 Intellectual Property
     (a) Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the following Owned Company IP: (i) all Registered IP; and (ii) all unregistered Trademarks used in connection with Company Products; in each case of Registered IP listing, as applicable, (A) the name of the applicant or registrant and current owner, (B) the jurisdiction where the application or registration is located, (C) the application or registration number, and filing date or issuance or registration date and (D) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or any equivalent authority anywhere else in the world) related to Company Registered IP. The Company and each of the Company Subsidiaries has made all filings, payments, and recordations currently due or required to be filed to maintain each item of Registered IP that is Owned Company IP. To the knowledge of the Company, the issued Patents and registered Trademarks that are Owned Company IP are valid and enforceable as of the date hereof, except to the extent that any invalidity or unenforceability thereof would not have, individually or in the aggregate, a Company Material Adverse Effect.
     (b) Section 3.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all material Company Contracts in effect as of the date hereof (i) under which the Company or any of the Company Subsidiaries uses or has the right to use any Licensed Company IP, other than Ordinary Course Inbound Licenses or (ii) under which the Company or any of the Company Subsidiaries has licensed or otherwise permitted others the right to use any Company IP or Company Products, other than Ordinary Course Outbound Licenses (such agreements described in clauses (i) and (ii) above, the “Company IP Agreements”). Neither the Company nor any of the Company Subsidiaries has granted any exclusive license under or with respect to any Owned Company IP. To the knowledge of the Company, there are no pending disputes regarding the scope of any Company IP Agreements, performance under any Company IP Agreements, or with respect to payments made or received under any Company IP Agreements.
     (c) The Company and the Company Subsidiaries own or otherwise have the right to use all Intellectual Property and Intellectual Property Rights needed to conduct the business of the Company and the Company Subsidiaries as currently conducted.
     (d) The Company and the Company Subsidiaries exclusively own all right, title and interest in the Owned Company IP, free and clear of all Liens (which for the purposes of this Section do not include licenses under Intellectual Property Rights), other than Permitted Liens. Without limiting the foregoing, to the knowledge of the Company, each Person who is or was an employee or contractor of Company or any of the Company Subsidiaries and who is or was involved in the creation or development of any Owned Company IP has executed a valid and enforceable agreement containing a full assignment of all Intellectual Property Rights in such employee’s or contractor’s contribution to the Owned Company IP (other than moral rights that are not assignable).
     (e) Neither the Company nor any of the Company Subsidiaries is or has been a member of, or a contributor to, any domestic or foreign industry standards body or similar organization which membership or contribution requires the Company or any of the Company

Subsidiaries to grant or offer to any other third party any license or right to any Owned Company IP. No Governmental Entity or other entity has any ownership interest in any Owned Company IP, and neither Company nor any Company Subsidiary, nor, to the knowledge of the Company, any employees or contractors of the Company or any Company Subsidiary, use or have used any funding, facilities, or personnel of any Governmental Entity or other entity in connection with the creation or development of the Owned Company IP in a manner that could give rise to an ownership interest in or, other than in the ordinary course of business, license to or restrictions on the Owned Company IP in favor of such Governmental Entity or other entity.
     (f) The Company and each of the Company Subsidiaries has taken commercially reasonable steps to protect and preserve the confidentiality of the Trade Secrets of Company and the Company Subsidiaries (other than Trade Secrets that lost their status as Trade Secrets upon the release of a new product or service, upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such Trade Secret), and to the knowledge of the Company, there are no unauthorized uses, disclosures or misappropriation of any such Trade Secrets by any Person. To the Company’s knowledge, all use and disclosure by the Company or any of the Company Subsidiaries of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person permitting such use or was otherwise lawful. The Company and the Company Subsidiaries have maintained a practice requiring executed confidentiality agreements with all employees and contractors to whom the Company or the Company Subsidiaries have granted access to material Trade Secrets of the Company or the Company Subsidiaries.
     (g) None of the Company or any of the Company Subsidiaries or any of the Company Products or other operation of the Company’s or the Company Subsidiaries’ business has infringed upon, misappropriated or otherwise violated, or is infringing upon, misappropriating or otherwise violating, in any material respect the Intellectual Property Rights of any third party. To the knowledge of the Company as of the date hereof, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Owned Company IP in any material respect.
     (h) No material action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, has been threatened against the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries has received any written notice or other written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any Subsidiary. The Company and the Company Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use of any Company IP.
     (i) The execution and delivery of this Agreement and the consummation of the Merger will not (with or without notice or the lapse of time, or both), by the terms of any Company IP Agreement, result in (i) the Company or any Company Subsidiary granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right, including any right of termination, amendment, modification, cancellation or acceleration under any Company IP Agreement, (iii) the loss of or the imposition of any Lien on any Owned Company IP, (iv) the release, disclosure, or delivery of any Company Source Code by or to any escrow agent or other Person, or (v) after the Merger, Parent or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) being required, under the terms of any agreement to which the Company or any of the Company Subsidiaries is a party, to grant any Person any rights or licenses to any of Parent’s or any of its Subsidiaries’ Intellectual Property or Intellectual Property Rights.
     (j) To the knowledge of the Company, Section 3.15(j) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is incorporated into a Company Product. No software incorporated in any Company Product is subject to any “copyleft” obligation or other condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that (i) could require or condition the use or distribution of any software contained in any Company Product on the disclosure, licensing, or distribution of any source code for any portion of Owned Company IP, or (ii) could require or condition the use or distribution of any software contained in any Company Product on the licensing of Owned Company IP for the purpose of making derivative works or granting the right to distribute Owned Company IP at no charge.
     (k) None of the source code that is Owned Company IP and contained in any of the Company Products or any products that are in development by the Company or any Company Subsidiary as of the date hereof and that the Company expects or intends to make available commercially prior to twelve months after the date hereof (collectively, “Company Source Code”), has been disclosed by the Company or any of the Company Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements. Neither the Company nor any of the Company Subsidiaries has provided or licensed, or has any duty or obligation (whether present, contingent, or otherwise) to provide or license, Company Source Code to any escrow agent or other third party (other than employees and contractors solely for use in performing services for the Company or any of the Company Subsidiaries). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the provision, license, or disclosure of any Company Source Code to any third party (other than employees and contractors solely for use in performing services for the Company or any of the Company Subsidiaries).
     (l) The collection and dissemination by the Company and the Company Subsidiaries of personal information in connection with their respective businesses has been conducted in all material respects in accordance with applicable privacy policies published or otherwise adopted by the Company and the Company Subsidiaries and any applicable laws and regulations.
     (m) No Company Product materially fails to comply with any applicable warranty or other contractual commitment made by Company or any Subsidiary relating to the functionality or performance thereof.
     (n) The Company and the Company Subsidiaries use industry standard practices to ensure that no Company Product, when shipped by the Company or any Company Subsidiary contains any Disabling Code, and the Company and each Company Subsidiary has used industry standard practices to prevent the introduction of Disabling Code. “Disabling Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code that has been designed or intended to have, or is otherwise capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of a computer system or network or other device on which such code is stored or installed, (ii) enabling unauthorized access or use of a computer system, network or other device; or (iii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent; provided, however, Disabling Code does not include any intended functionality of a Company Product.
     Section 3.16 Labor Matters
     (a) There is no collective bargaining or other labor union or foreign work council contract applicable to Persons employed by the Company or any of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is a party and no such contract is being negotiated by the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened that is likely to interfere with the respective business activities of the Company or any Company Subsidiary, and no strike or work stoppage has occurred during the last three years. None of the Company or any Company Subsidiary has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and the Company Subsidiaries.
     (b) The Company and the Company Subsidiaries have complied in all material respects with applicable material laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act).
     Section 3.17 Compliance with Laws; Permits
     (a) The Company and each Company Subsidiary have complied in all material respects, and are in compliance in all material respects, with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all federal, state, local and foreign governments and agencies thereof, which affect the business, properties or assets of the Company or any Company Subsidiary, and no written notice, charge or assertion has been received by the Company or any Company Subsidiary alleging any material violation of any of the foregoing.
     (b) The Company and each Company Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect. Section 3.17(b) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Company Permits. The execution and delivery of this Agreement and the consummation of the Merger will not (with or without notice or the lapse of time, or both), by the terms of any Company Permit, result in the termination or loss of, or any material change to the terms of, any Company Permit or require the approval of any Governmental Authority under or with respect to any Company Permit.
     (c) Neither the Company, nor any Company Subsidiary, nor, to the knowledge of the Company, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has (i) violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., or any other similar applicable foreign, federal, or state law or regulation, (ii) made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iv) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.
     (d) The Company and each Company Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (i) the Company and each Company Subsidiary is in material compliance with the terms of all export licenses or other approvals applicable to the Company or such Company Subsidiary and (ii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals.
     Section 3.18 Information in the Proxy Statement
     The Proxy Statement (and any amendment thereof or supplement thereto), on each relevant filing date, on the date of mailing to the Company’s stockholders, at the time of the Special Meeting, or at the time of any amendments thereof or supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement.
     Section 3.19 Opinion of Financial Advisor
     The Company Board of Directors has received the opinion of Cowen and Company, LLC, financial advisor to the Company, to the effect that, as of the date hereof and based upon and subject to the qualifications and assumptions set forth therein, the $1.02 per Share in cash to be received by the holders of Shares in the Merger is fair from a financial point of view to such holders.

     Section 3.20 Insurance
     The Company maintains insurance coverage with insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Neither the Company nor any Company Subsidiary is in material breach or default of any such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of any such insurance policies or permit termination or material modification of any such insurance policies. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.
     Section 3.21 Environmental Laws and Regulations
     Neither the Company nor any Company Subsidiary has generated, used, treated or stored Hazardous Materials on, transported Hazardous Materials to or from or Released or disposed of Hazardous Materials on, any Company Property, nor are any Hazardous Materials present, as a result of any actions of the Company or any Company Subsidiary or, to the Company’s knowledge, any third party on any Company Property. To the knowledge of the Company, no underground or aboveground storage tanks, pipes, equipment, facilities or other appurtenant devices of any kind have been or may have been used for the storage, treatment or disposition of a Hazardous Material are located at, or under, or have been removed from, any Company Property. The Company and each Company Subsidiary has complied in all material respects with, and is in compliance in all material respects with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property. There are no past, pending or, to the Company’s knowledge, threatened Environmental Claims against the Company or any of the Company Subsidiaries or any Company Property. To the knowledge of the Company as of the date hereof, there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any Company Property that could reasonably be anticipated to form the basis of a material Environmental Claim against the Company or any of the Company Subsidiaries or any Company Property.
     Section 3.22 Related Party Transactions
     Except as set forth in the Company SEC Documents or compensation or other employment or Company Board of Directors arrangements in the ordinary course (including reimbursement of director expenses for attendance at meetings), there are no transactions, agreements, arrangement or understandings between the Company or any of Company Subsidiaries, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Company Subsidiary, on the other hand.

     Section 3.23 Brokers; Expenses
     No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisors, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company.
     Section 3.24 Takeover Statutes
     Assuming that the representations of Parent and Purchaser in Section 4.7 are accurate, the Company Board of Directors and the Company have taken all action necessary to render inapplicable to the Merger each and every state takeover statute or similar statute or regulation that applies to the Company with respect to this Agreement or the Merger, including the restrictions on “business combinations” set forth in Section 203 of the DGCL.
     Section 3.25 Agreements with ILECS
     (a) Section 3.25 of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all interconnection agreements, line-sharing agreements, line-splitting agreements and other Company Contracts between the Company and various incumbent local exchange carriers (“ILECs”). The Company Contracts set forth on Section 3.25 of the Company Disclosure Schedule are collectively referred to herein as the “Interconnection Agreements.” Each Interconnection Agreement is binding on the Company and/or each Company Subsidiary that is a party thereto, as applicable, and, to the Company’s knowledge, each other party thereto, and is in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought); and each such agreement that is subject to Section 252 of the Communications Act of 1934, as amended, has been approved by the applicable State commission. The Company and/or a Company Subsidiary, as applicable, has performed all obligations required to be performed by it under each Interconnection Agreement and, to the Company’s knowledge, each other party to each Interconnection Agreement has performed all obligations required to be performed by it under such Interconnection Agreement, except, in each such case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any Company Subsidiary has knowledge of, or has received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Interconnection Agreement except for violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. The parties agree and acknowledge that, notwithstanding anything else in this Agreement to the contrary, the representations made by the Company in this Section 3.25 are the only representations being made in this Agreement with respect to the Company Contracts with ILECs.
     (b) The Company has delivered or made available to Parent prior to the execution of this Agreement, true and complete copies of the Interconnection Agreements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER
          Parent and Purchaser represent and warrant to the Company as follows:
          Section 4.1 Organization
          Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger. Purchaser was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
          Section 4.2 Authorization; Validity of Agreement; Necessary Action
          Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and will be adopted by the sole stockholder of Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 4.3 Consents and Approvals; No Violations
          None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Merger or compliance by Parent or Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any filing by Parent or Purchaser with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and the filings and the receipt, termination or expiration, as applicable of such other approvals, permits or waiting periods required under any other applicable antitrust, competition, merger control or similar law or (iv) the filing with the SEC of the Proxy Statement and such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Merger), (c) by its terms result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, impair Parent’s or Purchaser’s rights or alter the rights or obligations of any third party under, or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration of, or result in the creation of a Lien on any of the properties or assets of Parent or Purchaser pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which Parent or Purchaser is a party or by which any of them or any of their respective properties or assets is bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such filings, permits, authorizations, consents, approvals, or such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent or Purchaser to perform its obligations under this Agreement, as the case may be, or materially delay or prevent the consummation of the Merger.
          Section 4.4 Litigation
          As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or materially delay or prevent the consummation of the Merger.
          Section 4.5 Information in the Proxy Statement
          The information supplied by Parent and Purchaser for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company expressly for inclusion in the Proxy Statement. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.
          Section 4.6 Ownership of Company Capital Stock

          Neither Parent nor Purchaser is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).
          Section 4.7 Sufficient Funds
          (a) Concurrently with the execution of this Agreement, Parent has delivered to the Company a complete and accurate copy of the executed commitment letter (the “Equity Commitment Letter”) from the investors named therein (the “Investors”) to Parent, pursuant to which the Investors have committed to invest in Parent the amounts set forth therein, subject to the terms and conditions set forth therein (the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement. As of the date hereof, and as of the Closing, the funds provided to Parent and/or Purchaser by the Financing, together with Parent’s cash on hand (as of the date hereof and as of the Effective Time), are sufficient to fully fund all of Parent’s and Purchaser’s obligations under this Agreement, including payment of the aggregate Merger Consideration and Option Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and the discharge or refinancing of all indebtedness of the Company and the Company Subsidiaries in connection therewith. Except as set forth in the Equity Commitment Letter, there are no conditions precedent to the respective obligations of the parties thereto to fund the Financing. There are no other agreements, side letters or arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Financing or that could otherwise affect the availability of the Financing. The Equity Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of the Investors. As of the date hereof, the Equity Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. No commitment fees or other fees were required to be paid under the Equity Commitment Letter on or prior to the date hereof and, as of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would make any of the statements (including assumptions) set forth in any of the Equity Commitment Letter inaccurate. Assuming no breach or default by the Company under this Agreement, there is no fact or occurrence known to Parent or Purchaser as of the date of this Agreement that would cause the conditions to funding of the Financing not to be satisfied at or before the Effective Time, and neither Parent nor Purchaser has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment Letter.
          (b) Notwithstanding anything contained in this Agreement to the contrary, Parent and Purchaser acknowledge and agree that Parent’s and Purchaser’s obligations hereunder are not conditioned in any manner upon Parent’s or Purchaser’s obtaining any financing. In addition, for the avoidance of doubt, Parent and Purchaser acknowledge and agree that the existence or satisfaction of any conditions contained in the Equity Commitment Letter or the Financing shall not constitute, nor be construed to constitute, a condition to the consummation of the transactions contemplated by this Agreement.
          Section 4.8 Solvency

          Immediately after giving effect to the Merger and the other transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), and assuming that any estimates, projections or forecasts with respect to the Company and the Company Subsidiaries provided by the Company or any Company Representatives have been prepared in good faith and are based upon reasonable assumptions, and that all financial information concerning the Company and the Company Subsidiaries provided to Parent by the Company or any Company Representative fairly presents in all material respects the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as at the dates and for the periods covered thereby, (i) none of the Surviving Corporation or any of the Company Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay (x) all liabilities of the Surviving Corporation and its Subsidiaries (including the amount necessary to provide for contingent liabilities) and (y) the debts of the Surviving Corporation and its Subsidiaries as such debts become absolute and matured, (iii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iv) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the Merger or the other transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation or its Subsidiaries.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
          Section 5.1 Interim Operations of the Company
          Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by changes in applicable laws, as required pursuant to this Agreement or as agreed in writing by Parent (which agreement shall not be unreasonably withheld or delayed), from the date hereof until the earlier of the valid termination of this Agreement in accordance with Article VIII hereto and the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their present business organizations, (iii) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees, (iv) use commercially reasonable efforts to maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations that are required for the Company or any Company Subsidiary to carry on its business and (v) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by changes in applicable law, as required pursuant to this Agreement or as agreed in writing by Parent (which agreement shall not be unreasonably withheld or delayed), from the date hereof until the earlier of the valid termination of this Agreement in accordance with Article VIII hereto and the Effective Time, the Company shall not, nor shall it permit any Company Subsidiary to:
          (a) amend the Company Governing Documents or equivalent documents of any Company Subsidiary or amend the terms of any outstanding security of the Company or any Company Subsidiary (provided however that nothing in this Section 5.1 shall preclude the dissolution of any Subsidiary that is not material to the Company and the Company Subsidiaries, taken as a whole, or the merger or reorganization of any Subsidiary with another Subsidiary provided that such the surviving entity of such transaction remains a Company Subsidiary);
          (b) split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary, other than any such transaction by a Company Subsidiary that remains a Company Subsidiary after consummation of such transaction;
          (c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;
          (d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests of the Company, except (i) repurchases of Shares issued under Company Stock Plans pursuant to agreements already in effect on the date hereof, and (ii) repurchases of unvested Shares in connection with the withholding of Shares upon vesting or settlement of stock awards issued under the Company Stock Plans;
          (e) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options, other forms of stock awards under the Company Stock Plans, or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options disclosed in Section 3.2(b) of the Company Disclosure Schedule and outstanding on the date hereof, (ii) the issuance of Shares pursuant to the ESPP, and (iii) the grant of Company Options and the issuance of other forms of stock awards under the Company Stock Plans with respect to an aggregate of 750,000 Shares (collectively, “New Company Options”), at an exercise or purchase price per share equal to the fair market value of the common stock of the Company as of the date of grant, to employees of the Company hired after the date of this Agreement or pursuant to commitments by the Company in connection with the promotion of employees of the Company, in the ordinary course of business, in amounts consistent with past practice;
          (f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions (i) except in the ordinary course of business consistent with past practice, any assets having a fair market value in the aggregate in excess of $5 million or (ii) any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

          (g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales or licenses in the ordinary course of business consistent with past practice, and (ii) dispositions of equipment and property no longer used in the operation of the business;
          (h) (i) incur or assume any long-term or short-term indebtedness except (A) accounts payable to trade creditors, (B) short-term indebtedness incurred in the ordinary course of business consistent with past practice, or (C) additional indebtedness under existing debt facilities or like replacement debt facilities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than with respect to Company Subsidiaries in the ordinary course of business consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advance or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice;
          (i) except as required by applicable law or the terms of any agreement existing on the date hereof or as contemplated under this Agreement, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise; provided, however, that this paragraph (i) shall not prevent the Company or any Company Subsidiary from entering into at-will offer letters with new non-officer employees in the ordinary course of business.
          (j) other than in the ordinary course of business consistent with past practice, or except as required by applicable law or the terms of any agreement or plan existing on the date hereof, or except as contemplated pursuant to this Agreement, (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any Company Subsidiary of any amount relating to unused vacation days or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, Company Stock Plan, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company or any Company Subsidiary director, officer, employee or agent, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

          (k) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary other than routine employee terminations;
          (l) other than in the ordinary course of business, incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $1 million, in the aggregate, except those contemplated in the capital expenditures budgets for the Company and the Company Subsidiaries previously made available to Parent;
          (m) enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary, or upon completion of the Merger, Parent or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;
          (n) except with respect to (i) customer or distributor contracts or (ii) licenses granted to the Company or any of the Company Subsidiaries for generally commercially available Intellectual Property that has a cost of not more than $100,000 per copy, in each case that are in effect as of the date hereof or that are entered into after the date hereof in the ordinary course of business consistent with past practice, amend or modify in any material respect or terminate any Company Material Agreement (other than permitting expiration of such Company Material Agreement in accordance with its terms) or otherwise waive, release or assign any material rights, claims, benefits or obligations of the other party thereunder, or enter into any contract that would be a Company Material Agreement;
          (o) compromise, settle, pay or discharge any litigation, investigations or arbitrations, other than (A) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of such claims, liabilities or obligations disclosed or reserved against in the Financial Statements included in the Company SEC Documents filed prior to the date hereof in amounts no greater than the amount reserved with respect to the relevant liability therein, and (B) settlements, payments or discharges in exchange for a general release and a dismissal of claims where the amount paid (after giving effect to insurance proceeds actually received) paid in settlement or compromise does not exceed $1 million in the aggregate;
          (p) permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to Purchaser;
          (q) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;
          (r) revalue in any material respect any of its material assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

          (s) make or change or rescind any material Tax election, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amended material Tax Returns, enter into any material tax allocation agreement, tax sharing agreement or closing agreement with respect to any material Taxes, settle or consent to settlement of any material Tax Claim, take any affirmative action to surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax Claim;
          (t) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);
          (u) adopt any stockholder rights plan;
          (v) enter into a Company IP Agreement or amend any Company IP Agreement, in each case in a manner that would provide any Person with the right to receive or use Company Source Code in the event of a change in control or transfer of the assets of Company or any exclusive rights with respect to any Company IP;
          (w) abandon, fail to maintain or allow to expire, or sell or exclusively license to any Person, any material Company IP;
          (x) enter into any new material line of business outside of its existing business segments and reasonable extensions thereof;
          (y) modify the Company’s standard warranty terms for Company Products or services in any manner that is likely to be materially adverse to the Company and the Company Subsidiaries, taken as a whole; or
          (z) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.
          Section 5.2 No Solicitation; Unsolicited Proposals
          (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, and subject to Section 5.2(b), the Company shall not, shall cause all of the Company Subsidiaries and the Company’s and such Company Subsidiaries’ respective officers and directors not to, and shall not authorize or permit its non-officer employees, investment bankers, attorneys, accountants or other agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Company Subsidiary or afford access to the properties, assets, books or records or employees of the Company or any Company Subsidiary to, any Person, or “group” (as defined under Section 13(d) of the Exchange Act) other than Parent and its Subsidiaries and Representatives (any such Person or “group” and its

Representatives (excluding the Company’s and Parent’s Representatives in their capacity as such), a “Third Party”) relating to an Acquisition Proposal, (iii) accept, approve, endorse or recommend an Acquisition Proposal (except as permitted by Section 5.3(c)), or (iv) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.2(b)) or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring the Company to abandon, terminate or fail to consummate the Merger contemplated by this Agreement. Subject to Section 5.2(b), the Company shall, and shall cause each Company Subsidiary, and shall instruct all Representatives, to immediately cease and cause to be terminated any discussions or negotiations with any Third Parties (other than Parent’s Representatives) that may be ongoing as of the date hereof with respect to an actual or potential Acquisition Proposal. In addition, the Company shall use reasonable commercial efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any such Third Party by the Company, any Company Subsidiary or any Representative.
          (b) Notwithstanding the restrictions set forth in Section 5.2(a), if, at any time prior to the adoption of this Agreement by the stockholders of the Company, (i) the Company receives an unsolicited bona fide Acquisition Proposal from a Third Party and (ii) the Company Board of Directors or the Special Committee determines in good faith (after consultation with a financial advisor and outside legal counsel, such consultation with a financial advisor and outside legal counsel, “After Consultation”), that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, then the Company may, subject to its giving Parent at least 24 hours prior written notice (which notice shall contain a copy of the Acquisition Proposal and a statement to the effect that the Company Board of Directors or the Special Committee has made the determination required by this Section 5.2(b) and the Company intends to furnish non-public information to, or enter into discussions or negotiations with, such Third Party), (x) furnish information with respect to the Company and Company Subsidiaries to such Third Party pursuant to a confidentiality agreement, the terms of which shall be substantially similar to, and not materially less favorable to the Company than, in the aggregate, those contained in the Confidentiality Agreement (other than the standstill provision which may be excluded from such confidentiality agreement); provided, that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent and (y) participate in discussions or negotiations with such Third Party regarding such Acquisition Proposal.
          (c) In addition to any prior notice obligations contained in Section 5.2(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent in writing of any Acquisition Proposal that the Company receives or of any request for information or inquiry that the Company receives which relates to or would reasonably be expected to lead to an Acquisition Proposal, which notification shall include a copy of the Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry (the Company agreeing that it shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality agreement with any

Third Party subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent).
          (d) Nothing contained in this Agreement shall prohibit the Company from (i) issuing a “stop-look-and listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its stockholders if the Special Committee or the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders under applicable law subject to compliance with the requirements of Sections 5.2(a), (b), and (c) and Section 5.3. For the avoidance of doubt, this Section 5.2(d) shall not impair or modify any of Parent’s rights under Article VIII.
          Section 5.3 Board Recommendation
          (a) Subject to the terms of Section 5.3(c) hereof, the Special Committee and the Company Board of Directors shall (i) recommend that the holders of the Shares adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Recommendation”), and (ii) include the Company Recommendation in the Proxy Statement.
          (b) Subject to Section 5.3(c), neither the Company Board of Directors, the Special Committee nor any other committee of the Company Board of Directors shall withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Purchaser (including pursuant to the Proxy Statement or any amendment thereto), the Company Recommendation (a “Company Change in Recommendation”).
          (c) Notwithstanding anything to the contrary in this Agreement, the Company Board of Directors and the Special Committee may effect a Company Change in Recommendation at any time prior to the adoption of this Agreement by the stockholders of the Company, if:
               (i)(A) the Company Board of Directors or the Special Committee has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal, (B) the Company Board of Directors or the Special Committee determines in good faith, After Consultation and after considering in good faith any counter-offer or proposal made by Parent during the three (3) Business Day period contemplated by clause (D) below), that the failure to effect a Company Change in Recommendation in light of such Superior Proposal would be reasonably likely to result in a breach of the fiduciary duties of the Special Committee and of the Company Board of Directors to the Company’s stockholders under applicable law, (C) at least three (3) Business Days prior to the Company Board of Directors and/or the Special Committee making such Company Change in Recommendation, the Company shall have provided to Parent a written notice (a “Notice of Recommendation Change”) of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, including a copy of such Superior Proposal to the extent that it is in writing and identifying the Person making such Superior Proposal, (D) during the three(3) Business Day period following Parent’s receipt of the Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement, and (E) if Parent shall not, within three (3) Business Days of Parent’s receipt of the Notice of Recommendation Change, have made a bona fide written offer (that will be binding upon Parent if accepted by the Company) that the Company Board of Directors or the Special Committee determines in good faith, After Consultation, to be at least as favorable, from a financial point of view, to the Company’s stockholders as such Superior Proposal, provided that any material amendment to the terms of such Superior Proposal shall require a new notice to Parent and a new two (2) Business Day notice period; or
               (ii) other than in connection with an Acquisition Proposal (it being understood and hereby agreed that the Company Board of Directors and the Special Committee shall not effect a Company Change of Recommendation in connection with an Acquisition Proposal other than pursuant to the immediately preceding clause (i) of this Section 5.3(c)), (A) the Company Board of Directors and the Special Committee determines in good faith (After Consultation) that the failure to effect a Company Change in Recommendation would be reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders under applicable law and (B) at least three (3) Business Days prior to such Company Change in Recommendation, the Company shall have provided to Parent a Notice of Recommendation Change of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the circumstances for such proposed Company Change in Recommendation, and (C) during the three (3) Business Day period following Parent’s receipt of the Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement.
          (d) Notwithstanding anything to the contrary in, and without limiting the Company’s obligations under, this Section 5.3, the Company shall not be entitled to enter into any binding agreement (other than a confidentiality agreement as contemplated by Section 5.2(b)), including a letter of intent, with respect to a Superior Proposal unless this Agreement has been or concurrently is terminated pursuant to Section 8.1 and Parent has received, by wire transfer of immediately available funds, the Termination Fee.
ARTICLE VI
ADDITIONAL AGREEMENTS
          Section 6.1 Notification of Certain Matters
          From the date of this Merger Agreement until the earlier of the Effective Time or the termination of this Merger Agreement, the Company shall give prompt notice to Parent and Purchaser and Parent and Purchaser shall give prompt notice to the Company, upon becoming aware thereof, of (a) the occurrence or non-occurrence of any event whose occurrence or non-

occurrence, as the case may be, would reasonably be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Closing (except to the extent it refers to a specific date, as of the date thereof) such that the condition set forth in Section 7.2(a) or 7.3(a), as applicable, would not be satisfied, or (b) any failure of the Company, Parent or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder such that the condition set forth in Section 7.2(b) or Section 7.3(b), as applicable, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.
     Section 6.2 Access; Confidentiality
     From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (a) upon reasonable prior notice, give Parent and Purchaser, their officers and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours to the Company Contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries and their accountants and accountants’ work papers and (b) furnish Parent and Purchaser on a timely basis with such financial and operating data and other information with respect to the Company Contracts and to the business and properties of the Company and the Company Subsidiaries as Parent and Purchaser may from time to time reasonably request and use its reasonable efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request. The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Purchaser pursuant to this Section 6.2 or otherwise in connection with the transactions contemplated by this Agreement and Parent and Purchaser hereby agree to be bound by the Confidentiality Agreement with respect to such information as if Parent and Purchaser were signatories thereto. No investigation heretofore conducted or conducted pursuant to this Section 6.2 shall affect any representation or warranty made by the parties hereunder. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or the Company Subsidiaries or contravene any applicable law or contract entered into prior to the date of this Agreement (provided that, in such circumstance, the Company shall cooperate with Parent to implement a procedure to permit access to or disclosure of such information in a manner that would not reasonably be expected to jeopardize the attorney/client privilege or contravene such applicable law or contract).
     Section 6.3 Consents and Approvals
     (a) Each of the Company, Parent and Purchaser shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Merger as promptly as reasonably practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the Required Governmental Approvals), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the Required Governmental Approvals or any other applicable laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within forty five (45) days after the date hereof, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the Required Governmental Approvals and any such other applicable laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission, the Department of Justice, the Federal Communications Commission or any other Governmental Entity in connection with such applications or filings or the Merger, (v) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (vi) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the Required Governmental Approvals or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.
     (b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any consents under any Company Material Agreements necessary, proper or advisable to consummate the Merger; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Agreements in connection with consummation of the Merger and seeking any such actions, notices, consents, approvals or waivers. Notwithstanding the foregoing, neither Parent nor Purchaser shall be required to, and neither the Company nor any Company Subsidiary will without the written consent of Parent, make any material payment to any third party or agree to any limitation on the conduct of its business, in order to obtain any such consent.
     (c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, each of Purchaser and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Purchaser or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit in any material respect the right of Purchaser or any affiliate of Purchaser to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines is reasonably likely to adversely affect the Company’s or any other person’s attorney client or other privilege with respect to such information.
     (d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger as violative of any applicable law, each of the Company and Purchaser shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Purchaser may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger.
     (e) Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.
     Section 6.4 Publicity
     So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (such consent not to be unreasonably conditioned, delayed or withheld), unless such party determines, after consultation with outside counsel, that it is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement shall not be required to provide any such opportunity to review or comment to the other party in connection with any disclosure contemplated by Section 5.2 or Section 5.3.
     Section 6.5 Directors’ and Officers’ Insurance and Indemnification
     (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries to the fullest extent permissible under applicable provisions of the DGCL and under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements (the “Indemnification Agreements”) in effect on the date hereof between the Company and the individuals who currently serve as, or have previously served as, directors and officers of the Company or any of the Company Subsidiaries or as may come into effect following the date hereof between the Company and individuals who become directors or officers of the Company or any of the Company Subsidiaries prior to the Effective Time (all such directors and officers, collectively, the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as officers or directors of the Company or the Company Subsidiaries occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Merger; provided, however, that in the event any claim or claims are asserted or made within such period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.
     (b) Parent shall, or shall cause the Surviving Corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 6.5(a) pursuant to the procedures set forth, and to the extent provided in the Company Governing Documents and the Indemnification Agreements as in effect on the date hereof.
     (c) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons shall continue in full force and effect in accordance with their terms.
     (d) Parent shall, or shall cause the Surviving Corporation to, maintain in effect all existing officers’ and directors’ liability insurance of the Surviving Corporation (“D&O Insurance”) for the period commencing with the Effective Time and ending not less than six (6) years after the Effective Time with respect to claims arising in whole or in part from facts or events that actually or allegedly occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Merger, covering the Covered Persons; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Persons than the existing D&O Insurance from a carrier having the same or better rating as the carrier of the D&O Insurance; provided, further, that if such D&O Insurance expires or is terminated or cancelled during such period, Parent shall, or shall cause the Surviving Corporation to, obtain substantially similar D&O Insurance; provided further, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 6.5(d) in excess of three hundred percent (300%) of the aggregate annualized premiums paid by the Company for the trailing twelve-month period ending as of the Effective Time for such purpose (the “Base Premium”), the true and correct amount of which is set forth in Section 6.5(d) of the Company Disclosure Schedule; provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.5(d) for such aggregate premium, Parent or the Surviving Corporation shall obtain an insurance policy with the greatest amount of coverage available for aggregate premiums not in excess of three hundred percent (300%) of the Base Premium. In lieu of the foregoing, the Company, notwithstanding anything to contrary herein, may obtain a prepaid “tail” D&O Insurance policy for such six year period, which policy shall provide the Covered Persons with D&O Insurance coverage of equivalent amount and on no less favorable terms for the Covered Persons than that provided by the Company’s current D&O Insurance, with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Merger contemplated hereby. If such prepaid policy has been obtained, Parent and the Surviving Corporation shall be relieved of all further obligations under this Section 6.5(d); provided, that Parent and the Surviving Corporation shall maintain such policy in full force and effect for a period of not less than six (6) years after the Effective Time, and continue to honor its obligations thereunder.
     (e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.
     (f) Each of Parent, the Surviving Corporation and the applicable Covered Persons shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
     (g) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.5 with enforcement rights hereunder, and this Section 6.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.
     Section 6.6 State Takeover Laws
     If any “control share acquisition”, “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to the

Company or the Merger, then the Company Board of Directors shall take all action necessary to render such statute inapplicable to the foregoing.
     Section 6.7 Section 16
     The Company Board of Directors shall take such action as may be reasonably necessary or advisable to cause to be exempt under Rule 16b-3 under the Exchange Act any dispositions of Company equity securities (including Company Options) pursuant to the Merger, that are treated as dispositions under Rule 16b-3, by each individual who is a director or officer of the Company who is subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to the Company.
     Section 6.8 Obligations of Purchaser
     Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Merger, upon the terms and subject to the conditions set forth in this Agreement.
     Section 6.9 Employee Benefits Matters
     (a) From and after the Effective Time, Parent shall permit all Company employees who become employees of Parent (or an affiliate of Parent) (“Continuing Employees”) to participate in the benefit programs of Parent (or such affiliate) to the same extent as similarly situated employees of Parent (or such affiliate). Parent shall ensure that employees of the Company and the Company Subsidiaries as of the Effective Time receive credit for service with the Company and the Company Subsidiaries for purposes of determining their rate of vacation accrual under Parent’s standard procedure for vacation and for determining their vesting rate under the retirement and other benefit programs of the Parent or its affiliate, as applicable. Nothing in this Agreement is intended to in any way limit, restrict or otherwise affect the benefits payable to any individual under the terms of any written agreement with the Company or one of the Company Subsidiaries (i) in effect on the date hereof and which has been disclosed in the Company Disclosure Schedule or (ii) subsequently approved by Parent.
     (b) From and after the Effective Time, Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any self-funded group health plans of Parent or its subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of such Continuing Employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made. With respect to any insured group health plans of Parent or its Subsidiaries, the above provisions shall apply to the extent Parent or its Subsidiary can obtain approval from the applicable insurer. Unused vacation days accrued by Continuing Employees under the plans and policies of the Company and the Company Subsidiaries shall carry over to Parent or the Surviving Corporation to the extent administratively practicable, and each such Continuing Employee shall be paid by the Company in cash for any accrued and unused vacation days that Parent determines are not administratively practicable to continue to honor.

     (c) Subject to Section 6.9(d), from and after the Effective Time, Parent shall cause the Company to continue to sponsor and maintain the Company’s 401(k) plan.
     (d) Sections 6.9(a), (b) and (c) shall not operate to duplicate any benefit provided to any employee, require Parent to continue in effect any specific Company employee benefit plan or Parent employee benefit plan (or prevent the amendment, modification or termination thereof), or prohibit the termination of any specific employee, following the Effective Time. The provisions of Sections 6.9(a), (b) and (c) are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associate therewith shall be regarded for any purpose as a third party beneficiary of the Agreement and nothing herein shall be construed as an amendment to any Company employee benefit plan for any purpose.
     Section 6.10 Parachute Payments
     From and after the date hereof, Parent shall use commercially reasonable efforts to work with the “Disqualified Individuals” (within the meaning of Section 280G of the Code) of the Company to mitigate any “Parachute Payments” (within the meaning of Section 280G of the Code), which efforts may include obtaining studies with respect to reasonable compensation and the valuation of noncompetition agreements; provided, however, that, except as provided in the agreements in existence as of the date hereof listed on Schedule 6.10 of the Disclosure Schedule, neither Parent nor the Surviving Corporation shall be required to gross-up or otherwise reimburse any such person for any excess tax liability relating to any such “Parachute Payments.”
     Section 6.11 Financing
     Although Parent’s and Purchaser’s obligations hereunder are not conditioned on Parent’s or Purchaser’s obtaining any financing of any kind whatsoever, the Company acknowledges that Parent and Purchaser will be seeking debt financing with respect to the transactions contemplated hereunder prior to the Closing. In connection with such efforts and without creating any financing contingency for any purpose, the Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use commercially reasonable efforts to cause their respective Representatives to provide, reasonable cooperation to Parent and Purchaser in connection with any efforts to obtain debt financing to replace a portion of the Financing, including (i) providing such financial and other information as Parent shall reasonably request in connection with any debt financing, (ii) meeting and participating in due diligence sessions with proposed lenders, (iii) assisting in the preparation of one or more offering documents or confidential information memoranda for any of the debt financing and materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts for any debt financing, including providing assistance in the preparation for, and participating in, road shows, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies and (v) taking such actions as may be reasonably requested to permit the prospective lenders involved in any debt financing to evaluate the Company’s assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided, however, that it is acknowledged and agreed by Parent that the Company, the Company Subsidiaries and their Representatives shall only be required to engage in the cooperation activities provided above to the extent that such activities do not interfere with the day-to-day operations of their respective businesses or result in the payment of money by any such party to any Person prior to the Closing, and provided further, that Parent and Purchaser shall reimburse the Company, the Company Subsidiaries or their Representatives for any expenses incurred by such parties in connection with such cooperation if the Closing does not occur. The Company consents to the reasonable use of its and the Company Subsidiaries’ logos in connection with any debt financing in a manner customary for such financing transactions.
ARTICLE VII
CONDITIONS
     Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger
     The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable law:
     (a) Stockholder Approval. This Agreement shall have been adopted by the holders of a majority of the then outstanding Shares (the “Company Stockholder Approval”);
     (b) Statutes; Court Orders. There shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger (provided that prior to invoking this condition the relevant party shall have complied in all material respects with Section 6.3) and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and
     (c) Certain Governmental Approvals. The Required Governmental Approvals shall have been obtained.
     Section 7.2 Additional Conditions to the Company’s Obligations to Effect the Merger
     The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:
     (a) (i) The representations and warranties of Parent in Section 4.2 shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), and (ii) all other representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any variation on such terms shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to perform its obligations hereunder and would not prevent or materially delay the consummation of the Merger;
     (b) Parent and Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Purchaser at or prior to the Closing; and
     (c) The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.
     Section 7.3 Additional Conditions to the Obligations of Parent and Purchaser to Effect the Merger.
     The obligations of Parent and Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent:
     (a) (i) The representations and warranties of the Company in Section 3.2(a) shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) provided that this condition shall be deemed to have been met with respect to the representations and warranties made in Section 3.2(a) if the Company’s actual fully-diluted capitalization (including outstanding shares of Common Stock of the Company, Company Options and any other securities of the Company on an as-converted to common stock basis) is not greater than the Company’s fully-diluted capitalization as represented and warranted by the Company in Section 3.2(a) by an amount that exceeds one percent (1%) of such fully-diluted capitalization; (ii) the representations and warranties of the Company in Section 3.3 of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), and (iii) all other representations and warranties of the Company set forth in Article III of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar variation on such terms, shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct do not have a Company Material Adverse Effect;

     (b) The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing; and
     (c) Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination.
     At any time prior to the Effective Time, whether before or after the Company Stockholder Approval have been obtained unless otherwise provided below, this Agreement may be terminated and the Merger abandoned:
     (a) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and the Board of Directors of Parent;
     (b) by either Parent or the Company if the Closing shall not have occurred by midnight, San Francisco time on May 28, 2008 or any other date that Parent and the Company may agree upon in writing (the “Initial End Date”); provided, however, that if the Closing shall not have occurred by the Initial End Date, but on such date, all of the conditions to Closing set forth in Article VII (other than conditions that by their nature are only to be satisfied as of the Closing) other than the conditions set forth in Sections 7.1(b) and 7.1(c) have been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement pursuant to this Section 8.1(b) until August 28, 2008 (the “Extended End Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by the Initial End Date or the Extended End Date, as the case may be;
     (c) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company where the failure to obtain the Company Stockholder Approval is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;
     (d) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity of competent jurisdiction located within the United States shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Merger;

     (e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach of any covenant or agreement by the Company, is curable within 30 days by the Company, then Parent may not terminate this Agreement under this Section 8.1(e) for 30 days after delivery of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this subparagraph (e) if such breach by the Company is cured during such 30 day period);
     (f) by Parent, prior to the Company Stockholder Approval having been obtained, if (i) the Company Board of Directors shall have effected a Company Change in Recommendation (whether or not in compliance with Section 5.3), (ii) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect the provisions of Section 5.2, (iii) the Company Board of Directors or the Special Committee shall have approved or recommended (or proposed publicly to approve or recommend) any Acquisition Proposal (whether or not a Superior Proposal) other than the Merger, (iv) if, after a tender offer or exchange offer that, if successful, would result in any Person or “group” (as defined in our under Section 13(d) of the Exchange Act) becoming a beneficial owner of twenty percent (20%) or more of the outstanding Shares is commenced (other than by Parent or Purchaser), the Company Board of Directors shall have failed to recommend that the Company’s stockholders not tender their Shares in such tender or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer, or (v) the Company shall have failed to include the Company Recommendation in the Proxy Statement;
     (g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, or if any representation or warranty of Parent or Purchaser shall have become untrue, in either case such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Parent’s or Purchaser’s representations and warranties or breach of any covenant or agreement by the Parent or Purchaser, is curable within 30 days by Parent or Purchaser, as the case may be, then the Company may not terminate this Agreement under this Section 8.1(g) for 30 days after delivery of written notice from the Company to Parent (it being understood that the Company may not terminate this Agreement pursuant to this subparagraph (g) if such breach by Parent or Purchaser is cured during such 30 day period); or
     (h) by the Company, prior to obtaining the Company Stockholder Approval, if the Company Board of Directors has effected a Company Change in Recommendation in response to a Superior Proposal pursuant to and in compliance with Section 5.3(c)(i)(A) and concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(b) hereof.
     Section 8.2 Effect of Termination

     (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except (i) Section 8.2 and Sections 9.3 through 9.14 and the Confidentiality Agreement shall survive such termination, and (ii) nothing herein shall relieve any party from liability for any willful or intentional material breach of this Agreement.
     (b) If Parent terminates this Agreement pursuant to Section 8.1(f), then the Company shall pay to Parent promptly, but in no event later than two (2) Business Days after the date of such termination, a termination fee of $12,000,000 in cash (the “Company Termination Fee”).
     (c) If the Company terminates this Agreement pursuant to Section 8.1(h), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Company Termination Fee.
     (d) If (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(c), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement an Acquisition Proposal shall have been publicly announced or shall have become publicly known and not publicly withdrawn, and (C) prior to, concurrently with, or within twelve (12) months following such termination, a Third Party Acquisition Event occurs, then the Company shall pay the Company Termination Fee to Parent upon the consummation of such Third Party Acquisition Event.
     (e) The Company Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion. Except to the extent required by applicable law, the Company shall not withhold any withholding taxes shall be withheld on any payment under this Section 8.2.
     (f) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the Merger contemplated by this Agreement and that without such provisions, Parent would not have entered into this Agreement.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Amendment and Modification; Waiver
     (a) Subject to applicable law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     (b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
     Section 9.2 Non-survival of Representations and Warranties
     None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     Section 9.3 Expenses
     Except as expressly set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs and expenses.
     Section 9.4 Notices
     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a)    if to Parent or Purchaser, to:
360 N. Crescent Drive, South Building
Beverly Hills, California 90210
Attention: General Counsel
Fax: (310) 712-1863
with a copy to:
Bingham McCutchen LLP
600 Anton Blvd. 18th Floor
Costa Mesa, CA 92626

Attention: James W. Loss
Fax: (714) 830-0736
and
     (b)     if to the Company, to:
Covad Communications Group, Inc.
110 Rio Robles
San Jose, California 95143-1813
Attention: General Counsel
Facsimile: (408) 952-7687
with a copy to:
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94014
Attention: Dan J. Winnike
                 Lynda M. Twomey
Facsimile: (650) 938-5200
     Section 9.5 Certain Definitions
     For the purposes of this Agreement, the term:
     “Acquisition Proposal” means any inquiry, offer, proposal or indication of interest, whether or not in writing, as the case may be, by any Person that relates to an Acquisition Transaction.
     “Acquisition Transaction” means with respect to the Company, any of the following transactions (other than the Merger): (a) any acquisition or purchase from the Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of more than a 20% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning securities representing 20% or more of the total outstanding voting power of the Company, or any merger, consolidation, business combination, share exchange or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 80% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (b) any sale, exchange, transfer, license or other disposition of assets (including capital stock or other ownership interests in Subsidiaries) representing 20% or more of the aggregate fair market value of the consolidated assets of the Company and the Company Subsidiaries taken as a whole, or (c) any combination of the foregoing.

          “Affiliate” A Person shall be deemed to be an “Affiliate” of another Person if such Person controls, is controlled by or is under common control with such other Person.
          “Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Francisco, California.
          “Company Board of Directors” means the Board of Directors of the Company.
          “Company Common Stock” means the common stock, par value $0.001 per share, of the Company, including the associated “Rights” as defined in that certain Amended and Restated Stockholder Protection Rights Agreement, dated as of November 1, 2001, as amended, between the Company and Mellon Investor Services LLC (the “Rights Agreement”).
          “Company Contract” means any agreement, contract, lease, obligation, promise, instrument, indenture, purchase order, license, sublicense, commitment or undertaking of any nature which, in each case, is legally binding upon the Company or any of the Company Subsidiaries.
          “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement or policy between the Company or a Company Subsidiary and any employee of the Company or any Company Subsidiary (except employment offer letters on the Company’s standard form, copies of which have been made available to Parent) and any amendments thereto, (ii) any Company Options or other forms of stock awards under the Company Stock Plans awarded to, or any acceleration of vesting of any Company Options or other forms of stock awards under the Company Stock Plans held by, any employee of the Company or a Company Subsidiary (except Company Options or other forms of stock awards granted pursuant to the standard form agreements used under the Company Stock Plans, copies of which have been made available to Parent), and (iii) any Company Options or other forms of stock awards under the Company Stock Plans awarded to, or any acceleration of any Company Options or other forms of stock awards under the Company Stock Plans held by, a member of the Company Board of Directors.
          “Company Financial Advisors” means Barclays Capital Inc. and Cowen and Company, LLC.
          “Company IP” means Owned Company IP and Licensed Company IP.
          “Company Material Adverse Effect” means any change, effect, development, circumstance or condition (an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, has or is reasonably likely to have a material adverse effect on (i) the liabilities, financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Merger; provided, however, that no Effects constituting or resulting from the following shall be deemed to constitute a Company Material Adverse Effect under clause (i) or shall be taken into account when determining whether a Company Material Adverse Effect under clause (i) has occurred or is reasonably likely to exist: (a) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in such industry or industries, (b) general market, economic or political conditions (or changes therein) in the United States, in any country in which the Company or any of the Company Subsidiaries conducts business or in the global economy as a whole to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the industry or industries in which the Company operates, (c) any generally applicable change in law, rule or regulation or GAAP or interpretation of any of the foregoing to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the industry or industries in which the Company operates, (d) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (e) any changes resulting from, arising out of or related to the announcement of the execution of this Agreement or the pendency of the Merger, (f) any changes resulting from any actions taken by the Company or its Subsidiaries that are expressly requested by Parent, Purchaser or any of their controlling Affiliates, (g) the failure to take action as a result of any restrictions or prohibitions set forth in Section 5.1 of this Agreement with respect to which Parent has refused, upon the Company’s written request, to provide a waiver, (h) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (i) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account) and (j) the filing, defense or settlement of any stockholder class action or derivative litigation commenced against the Company or its directors on or after the date of this Agreement to the extent based on allegations that (1) either the Company’s entry into this Agreement or the terms and conditions of this Agreement constituted a breach of the fiduciary duties of the Company’s Board of Directors or (2) there has been one or more violations of securities laws in connection with the disclosures in the securities filings made in connection with the Merger (it being understood that the facts or occurrences giving rise to any such stockholder class action or derivative litigation based on the allegations set forth in this subsection (j)(2) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account).
          “Company Products” means all products and service offerings currently marketed by the Company or any Company Subsidiary as of the date hereof.
          “Company Property” means any real property and improvements, now or heretofore, owned, leased, occupied or operated by the Company or any of the Company Subsidiaries.
          “Company Stock Plans” mean collectively the Company’s 2007 Equity Incentive Plan and the Company’s 1997 Stock Plan, the Company’s 2003 Employee Stock Purchase Plan and each other stock option, stock appreciation rights or other equity incentive plan maintained or assumed by the Company or the Company Subsidiaries.
          “Company Subsidiary” means each Person that is a Subsidiary of the Company.

          “Confidentiality Agreement” means the Mutual Nondisclosure Agreement dated as of August 28, 2007 entered into between Platinum Equity Advisors, LLC and the Company.
          “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation, (i) any and all environmental claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all environmental claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.
          “Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company, any of the Company Subsidiaries or their respective operations or property, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.
          “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances designated by any Governmental Entity or by Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health or to the environment, or defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law.
          “Intellectual Property” shall mean any or all of the following: (i) inventions (whether patentable or not), conceptions, invention disclosures, industrial designs, industrial models, improvements, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) non-public business, technical, and customer information, Trade Secrets, confidential information, and other non-public information; (iii) works of authorship (including computer programs, software, and firmware, including source code, object code, and scripts), computer program architecture and files, business records and files, schematics, drawings, and diagrams, development tools and other documentation in whatever media; (iv) marketing materials or other materials containing representations of trademarks, logos, service marks, service names, trade names, and trade dress, domain names and URLs; (v) databases and data collections, and (vi) any similar or equivalent embodiments, representations or manifestations of Intellectual Property Rights.
          “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisionals, renewals, extensions, substitutions, continuations, and continuations-in-part thereof (“Patents”); (ii) copyright rights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial design registrations and industrial model registrations and any applications therefor; (iv) rights in trade names, service names, logos, common law trademarks, service marks, trade dresses, and domain names, and trademark and service mark registrations and applications therefore, and all goodwill associated therewith (“Trademarks”); (v) trade secret rights (including, those trade secret rights defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); and (vi) any similar or equivalent proprietary or intellectual property rights to any of the foregoing (as applicable), whether now known or hereafter recognized in any jurisdiction.
          “knowledge” will be deemed to be the actual knowledge of any executive officer or director of Parent, Purchaser or the Company, as the case may be.
          “Licensed Company IP” means all Intellectual Property and Intellectual Property Rights that are licensed to the Company or any of the Company Subsidiaries by third parties and are material to the conduct of the business of the Company.
          “Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right or material restriction of any other nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          “Ordinary Course Inbound License” means a currently effective agreement of the Company or any of the Company Subsidiaries entered into in the ordinary course of business that is a (i) non-exclusive license granted to the Company or any of the Company Subsidiaries for generally commercially available Intellectual Property that has a cost of not more than $250,000 on an annual basis and is not redistributed with Company Products, (ii) non-disclosure agreement, or (iii) non-exclusive license granted to the Company or any of the Company Subsidiaries for third party marketing materials and Trademarks solely for use in the marketing of products or services of such third party.
          “Ordinary Course Outbound License” means a currently effective agreement of the Company or any of the Company Subsidiaries entered into in the ordinary course of business that is a (i) non-exclusive object code license to Company Products granted to customers, resellers and distributors under a Company Contract involving revenue to the Company or any Subsidiary of not more than $500,000 during the last twenty-four (24) months, (ii) non-disclosure agreement, (iii) non-exclusive license for marketing materials and Trademarks of the Company or any of the Company Subsidiaries granted to third parties solely for use in the marketing of Company Products, or (iv) non-exclusive license granted to contractors or vendors to use Company IP for the benefit of the Company or any of the Company Subsidiaries.
          “Owned Company IP” means all Intellectual Property and Intellectual Property Rights that are owned by the Company or any of the Company Subsidiaries and are material to the conduct of the business of the Company.
          “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
          “Registered IP” means all Intellectual Property and Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all Patents, registered Copyrights, registered Trademarks, registered trade secrets, and registered domain names and URLs, and all applications for any of the foregoing.
          “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.
          “Required Governmental Approvals” means the expiration or other termination of any statutory waiting period (or any extension thereof) under the HSR Act (and any analogous foreign merger control or competition laws) applicable to the Merger, the approval of the Merger by the FCC under 47 C.F.R. §§ 1.901 et. seq., 1.9001 et. seq., 5.59 and 5.79, 63.04, and 63.24, and the approval of those state public utility commissions set forth in Schedule 9.5 of the Company Disclosure Schedule.
          “Shares” means the issued and outstanding shares of Company Common Stock.
          “Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
          “Superior Proposal” means any bona fide Acquisition Proposal with respect to an Acquisition Transaction received by the Company after the date hereof which the Company Board of Directors or the Special Committee determines in good faith, After Consultation, is reasonably capable of being consummated, and would, if consummated in accordance with its terms, be more favorable from a financial point of view to the holders of Shares (in their capacity as such) than the Merger (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal); provided that, for purposes of this definition of “Superior Proposal” each reference to “20%” in the definition of

“Acquisition Transaction” shall be deemed to be a reference to “35%” and each reference to “80%” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “65%”.
          “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Entity with respect to Taxes.
          “Tax Return” means any return, report, certificate, form or similar statement or document filed with a Governmental Entity in connection with Tax.
          “Third Party Acquisition Event” means the consummation of an Acquisition Transaction or the entry into a definitive agreement with respect to an Acquisition Transaction; provided that, for the purposes of this definition, each reference to “20%” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “35%” and each reference to “80%” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “65%”.
          Section 9.6 Terms Defined Elsewhere
          The following terms are defined elsewhere in this Agreement, as indicated below:

“After Consultation”	Section 5.2(b)
“Agreement”	Preamble
“AMEX”	Section 3.7(a)
“Appraisal Rights”	Section 2.3(a)
“Balance Sheet Date”	Section 3.8(b)
“Base Premium”	Section 6.5(d)
“Benefit Plans”	Section 3.11(a)
“Book-Entry Shares”	Section 2.2(b)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Section 2.4(c)
“Company”	Preamble
“Company Change in Recommendation”	Section 5.3(b)
“Company Disclosure Schedule”	Article III
“Company Governing Documents”	Section 3.1(c)
“Company IP Agreements”	Section 3.15(b)
“Company Material Agreement”	Section 3.13(a)
“Company Options”	Section 2.4(a)
“Company Permits”	Section 3.17(b)
“Company Recommendation”	Section 5.3(a)
“Company SEC Documents”	Section 3.6(a)
“Company Source Code”	Section 3.15(k)

“Company Stockholder Approval”	Section 7.1(a)
“Company Termination Fee”	Section 8.2(b)
“Compensation Committee”	Section 3.11(m)
“Continuing Employees”	Section 6.9(a)
“Copyrights”	Section 9.5
“Covered Persons”	Section 6.5(a)
“Current Offerings”	Section 2.5
“D&O Insurance”	Section 6.5(d)
“DGCL”	Recitals
“Disabling Code”	Section 3.15(n)
“Dissenting Shares”	Section 2.3(a)
“Effect”	Section 9.5
“Effective Time”	Section 1.2
“Equity Commitment Letter”	Section 4.7(a)
“Equity Interests”	Section 3.2(a)
“ESPP”	Section 2.5
“Exchange Act”	Section 1.6(a)
“Extended End Date”	Section 8.1(b)
“Financial Statements”	Section 3.6(a)
“Financing”	Section 4.7(a)
“Foreign Plans”	Section 3.11(a)
“GAAP”	Section 3.6(a)
“Governmental Entity”	Section 3.5
“HSR Act”	Section 3.5
“ILECs”	Section 3.25(a)
“Indemnification Agreements”	Section 6.5(a)
“Initial End Date”	Section 8.1(b)
“Interconnection Agreements”	Section 3.25(a)
“Investors”	Section 4.7(a)
“Legal Proceeding”	Section 3.10
“Management Services Agreement”	Section 5.1
“Merger”	Recitals
“Merger Consideration”	Section 2.1(c)
“New Company Options”	Section 5.1(e)
“Notice of Recommendation Change”	Section 5.3(c)(i)
“Option Consideration”	Section 2.4(a)
“Parent”	Preamble
“Patents”	Section 9.5
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.14
“Preferred Stock”	Section 3.2(a)
“Proxy Statement”	Section 1.6(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1(a)
“Representatives”	Section 5.2(a)
“Sarbanes-Oxley Act”	Section 3.6(a)

“SEC”	Section 1.6(a)
“Securities Act”	Section 3.6(a)
“Special Committee”	Recitals
“Special Meeting”	Section 1.6(b)(i)
“Subsidiary Governing Documents”	Section 3.1(d)
“Surviving Corporation”	Section 1.1(a)
“Third Party”	Section 5.2(a)
“Trademarks”	Section 9.5
“Trade Secrets”	Section 9.5
“Voting Debt”	Section 3.2(a)
          Section 9.7 Interpretation
          When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          Section 9.8 Counterparts
          This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.
          Section 9.9 Entire Agreement; No Third-Party Beneficiaries
          This Agreement (including the Company Disclosure Schedule), the Management Services Agreement and the Confidentiality Agreement:
          (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof, and

          (b) except as provided in Section 6.5 and Section 6.11, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
          Section 9.10 Severability
          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
          Section 9.11 Governing Law; Jurisdiction
          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          Section 9.12 Waiver of Jury Trial
          EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION

HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
          Section 9.13 Assignment
          This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
          Section 9.14 Enforcement; Remedies
          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BLACKBERRY HOLDING CORPORATION

By	/s/ Mary Ann Sigler

Name: Mary Ann Sigler
Title: Vice President

BLACKBERRY MERGER CORPORATION

By	/s/ Mary Ann Sigler

Name: Mary Ann Sigler
Title: Vice President

COVAD COMMUNICATIONS GROUP, INC.

By	/s/ Charles Hoffman

Name: Charles Hoffman
Title: President and Chief Executive Officer